Exhibit 8.1

Potomac Law Group, PLLC

1717 Pennsylvania Avenue, NW

Suite 1025

Washington, D.C. 20006

Telephone: (202) 204-3005

September 23, 2025

The Board of Directors

CBAK Energy Technology, Inc.

BAK Industrial Park, Meigui Street

Huayuankou Economic Zone

Dalian City, Liaoning Province

People’s Republic of China, 116450

Re:	Opinion of Potomac Law Group, PLLC as to Tax Matters

Ladies and Gentlemen:

We have acted as United States tax counsel to CBAK Energy Technology, Inc., a Nevada corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of September 23, 2025 (as amended, modified or supplemented, the “Merger Agreement”), by and between the Company and CBAK Energy Technology Limited, an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company (“CBAK Cayman”), which, among other things, provides for the merger of the Company with and into CBK Cayman, with CBAK Cayman surviving, in accordance with Chapter 78 of Nevada Revised Statutes and the Cayman Islands Companies Act (the “Redomicile Merger”). This opinion is being delivered in connection with the Proxy Statement of the Company on Form F-4 filed on September 23, 2025 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Proxy Statement”).

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Proxy Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and that the Merger Agreement and Proxy Statement completely reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by the Company, including the accuracy and completeness of all representations and covenants set forth in a certificate dated as of the date hereof from an officer of the Company (the “Officer’s Certificate”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, including through the completion of the Redomicile Merger, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by the Company, including those set forth in the Officer’s Certificate.

September 23, 2025

For purposes of our opinion, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Proxy Statement under the heading “United States Taxation,” we are of the opinion that, for United States federal income tax purposes,

●	The Redomicile Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

●	Pursuant to Section 7874 of the Code, CBAK Cayman will be treated as a U.S. corporation following the Redomicile Merger;

●	Neither the Company nor CBAK Cayman will recognize any gain or loss as a result of the Redomicile Merger;

September 23, 2025

●	U.S. Holders and Non-U.S. Holders (as such terms are defined in the Proxy Statement) will not recognize any gain or loss upon receipt of CBAK Cayman ordinary shares in the Redomicile Merger;

●	A U.S. Holder or Non-U.S. Holder will have an adjusted tax basis in the CBAK Cayman ordinary shares received in the Redomicile Merger equal to the adjusted tax basis of the Company common stock surrendered by such U.S. Holder or Non-U.S. Holder, as applicable, in the Redomicile Merger; and

●	The holding period of a U.S. Holder or Non-U.S. Holder for CBAK Cayman ordinary shares received in the Redomicile Merger will include the holding period for the Company common stock surrendered therefor.

Except as expressly set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion is being delivered prior to the consummation of the proposed Redomicile Merger and therefore is prospective and dependent on future events.

We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and the use of our name in the Proxy Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Potomac Law Group, PLLC